Exhibit 99.1

GreeneStone Announces Eating Disorder Faciltiy

TORONTO--(BUSINESS WIRE)--July 3, 2012--GreeneStone Healthcare Corporation (OTCBB: GRST) today announced the deal to establish an Eating Disorder facility, which will be based in a recently purchased facility located in Toronto, Canada. Similar to GreeneStone’s existing practices in Executive Health, Addiction Treatment, and Addiction Aftercare, the Company’s Eating Disorder clinic addresses a highly overlooked healthcare need in Ontario, which management expects to ramp up to full operations very quickly after an expected launch date in the fall.

The facility will be jointly owned by Greenestone and new financial partners that are providing 100% of the investment required to open the facility. As of today a total of CDN$4.3 million in Financing has been injected into the joint venture and a property has been purchased. The property purchase closed on June 29, 2012. There is an additional CDN$1.0 million committed to the joint venture by the financial partners.

Located in Toronto’s North York neighbourhood, the GreeneStone Eating Disorder clinic will be the first of its kind in Ontario. It will feature beds for 18 in-patients, as well as capacity for 18 intensive out-patient spaces and continuing and aftercare services for those that have already been in treatment elsewhere.

Recent data from the Canadian Mental Health Association, dispels the common belief that eating disorders are largely the realm of affluent, Caucasian, adolescent females and suggests eating disorders among young males (ages 14-24) and elderly women are on the rise. “We know that no particular age, social class, ethnicity, or gender is immune to developing an eating disorder,” explained Shawn Leon, GreeneStone Chief Executive. He added, “GreeneStone anticipates that its Toronto eating disorder clinic will provide therapy for the broad demographic swath of sufferers of eating disorders in the highly populated Greater Toronto Area.”

As evidenced by the rapid take-up of beds at GreeneStone’s Muskoka Addiction Treatment facility, unaddressed demand for mental health services in Ontario has reached critical levels. With eating disorders specifically, Ontario has a crisis of limited OHIP covered bed availability, as well as a severe scarcity in eating disorder beds, in general.

This crisis of eating disorder services in Ontario exists in a time when statistics demonstrate that eating disorders have one of the highest morbidity rates of all mental disorders – in the long-term, eating disorders kill approximately 20 percent of suffers. A 2001 Canadian Medical Association Journal article stated that 27 percent of Ontario girls, 12-18 years old, were reported to be engaged in severely problematic food and weight behaviour.

GreeneStone’s expansion into eating disorders is in accordance with the Company’s stated focus on establishing practices in underserviced areas of mental healthcare. GreeneStone’s clinics are centred about the Greater Toronto Area, a large North American city with strong commercial ties to the nearby US population centres. The ramp up to full-scale operations is anticipated to be as quick, if not quicker, than what we experienced with our Muskoka clinic because of how much in demand these services are for international clients.”

About GreeneStone

Greenestone Healthcare Corporation, operates medical clinics in Ontario, Canada. Greenestone Clinics serves to add overflow capacity to an increasingly stretched provincial healthcare system, and provides private alternatives to publicly available healthcare services. Its four medical clinics (three in Toronto, along with a facility in Muskoka, Ontario) offer various medical services, including addiction treatment, endoscopy, minor cosmetic procedures, and executive health care services. The company currently has more than 50 employees and is based in North York, Ontario.

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Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). To the extent that any statements made in this press release contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “may,” “anticipate,” “believe,” “should,” “intend,” “estimate,” and variations of such words. Forward-looking statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, those risks and uncertainties contained in this press release and those identified in the periodic reports that the company files with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act.

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CONTACT:
GreeneStone
Shawn Leon
416-222-5501
investor@greenestoneinvestor.com
www.greenestoneinvestor.com